Exhibit 99.1

CONTACT:

Investor Relations

Axon Enterprise, Inc.

IR@axon.com

Axon Reports Strong Second Quarter Revenue up 26%; International Revenue up 80%, Annual Recurring Revenue up 42%

Dear Shareholders,

When we began investing in body cameras in 2008, we faced numerous skeptics. But, we knew that body cameras — and the accountability and transparency they bring — were the future. And we were confident in our institutional knowledge about policing, due to our close connection to our customers through the success of our TASER devices.

Body cameras started to gain traction after a wave of protests began in Ferguson, Mo., in 2014, which was also the birth of the Black Lives Matter movement. Axon was delivering the right products at the right time and our investments in cloud software made body camera programs feasible and affordable for all agencies.

In 2020, we are humbled to be developing solutions that once again find themselves relevant to a national conversation about policing. The pandemic has amplified the deep inequities in our society, with disproportionate burdens of unemployment, illness and death among Black and Brown people and historically marginalized populations. We understand and see the pain and nuance behind the demands to defund the police, which is really about reforming and reshaping the justice system. We also know that public safety is a fundamental right of all communities, and our pipeline continues to strengthen as communities see the power of our platform to drive positive change. We believe we will look back on 2020 as a time that set in motion the next wave of policing reform.

Technology is not a panacea but it can have an outsized impact on creating a world where everyone feels safer in their neighborhoods, and gets home safely at the end of the day. We have the privilege to imagine how the world can and should be different and we have the capability to create and drive that change.

After the killing of George Floyd in Minneapolis in May, Axon employees began to brainstorm ways to leverage our expertise to do even more in service of our mission to protect human life. We expanded our existing vision to also center on racial equity, diversity and inclusion in the justice system, and created a new position within our sales team to put a greater focus on incorporating community input into our product development process. Axon engineers are developing software that addresses the need for better data collection, accountability, investigation and compliance for force events, and helps agencies to better document, analyze and report on force incidents. We are eager to build upon our existing leadership in driving down injury rates and providing use-of-force accountability. TASER devices have the lowest likelihood of death or serious injury compared with other use-of-force options and provide the best combination of stopping power while also keeping both officers and the public safe. TASER devices also document the duration of an energy discharge, the quality of the connection and the type of deployment, and when armed, are able to trigger body-worn cameras to begin recording.

This is also a year where we have walked beside our customers in one of the most challenging environments they have ever faced — whether through our personal protective equipment charitable campaign for first responders, or through helping agencies respond to and comply with demands for more transparency and source technology amid greater public budget scrutiny, we aspire to be a true partner. We are emboldened by the opportunity to continue to re-imagine public safety and support our customers and communities.

Key business highlights:

●	Adriane Brown joined Axon’s board:
o	After an extensive search, we welcomed Adriane Brown to our board of directors in May. Adriane brings a wealth of experience and global business leadership to Axon. She sits on the board of directors for eBay and the Washington Research Foundation, and is the Board Chair at Seattle's Pacific Science Center. She has served on boards for Raytheon, Allergan and Harman. In 2018, Adriane was appointed as a venture partner at Flying Fish Partners, a firm that invests capital and expertise in startups focused on machine learning and artificial intelligence. Prior to that, Adriane served as president and COO at Intellectual Ventures, as president and CEO of Honeywell Transportation Systems, and rose from shift supervisor to vice president and general manager of the Environmental Products Division during her 19-year tenure at Corning. Adriane's appointment expands the total number of independent directors on Axon's board to eight.
●	New international markets unlocked:
o	International revenue was 24% of the total in Q2 2020, and grew 80% year over year. Three new countries topped $1 million in revenue for the first time in the quarter: Indonesia, Panama, and Thailand.
o	The Gujarat State Police became the first major police agency in India to deploy TASER devices when it purchased the X2. Axon began investing in the sales channel in India in late 2018 and we are committed to expanding our presence in the world's most populous democracy.
o	Chile’s National Police Force, Carabineros de Chile, is equipping more than 600 officers with Axon body-worn cameras and Axon Evidence, positioning Chile as one of the most significant adopters of advanced policing technology in the world, alongside the US, UK, and Australia. Chile has the largest number of Axon body-worn cameras in Latin America.
●	Baltimore Police Department to deploy Axon Records:
o	We are thrilled to welcome Baltimore as a major city Axon Records customer. Baltimore’s Axon Records capability is included in their subscription to Officer Safety Plan 7+, our highest value bundle. We first announced that Baltimore adopted OSP 7+ in August 2019, and their decision to adopt the Axon Records benefit of the plan showcases the plan’s value to customers.
o	Axon’s cloud-based records management solution, which we first brought to market September 2019, integrates police reports with body-worn video footage, promotes transparency and accountability and saves officers time. It includes the Axon Standards use-of-force reporting module, which helps agencies mitigate risk and understand performance at the officer and agency-wide levels. This product is relevant to the national discussion about use-of-force tracking and reporting and is an easy way for agencies to begin using Axon Records, even before they are ready to fully replace their legacy records management system.
o	Axon Records falls within our “Productivity” suite of products. This suite also includes Axon Performance, which allows supervisors to ensure that cameras are recording when they're supposed to be and access key body-worn camera metrics in near real time.
●	Real-time situational awareness use grows:
o	We are advancing communications beyond the radio, providing more and better real-time situational awareness to central command, and supporting our go-to-market strategy for our cloud-based 911 Dispatch product.
o	These tools in our “Communications” suite have proven useful for major city agencies in managing resources during civil unrest. We've seen increased adoption and engagement with Axon Aware location, alerts, and live-streaming. Without this technology, staff would have had to keep relying heavily on officers' ongoing verbal description of their location and the situation on the ground.
o	We've also seen significant interest in this platform from international agencies exploring ways to bring supplemental resources, such as mental health and social services, to support unfolding incidents.
o	Finally, in the quarter we launched the Axon Aware mobile app, with real-time alerts, officer location, and live-streamed video built in. This new feature is included in OSP 7+. Here is a 20 second video on how it works: https://player.vimeo.com/video/443194883
●	Axon Body 3 is in Europe, solid feedback from customers:
o	We began delivering Axon Body 3 to European customers in Q2 2020 and we expect to expand Axon Body 3 to Australia, New Zealand and the rest of the Asia-Pacific region in the back half. Axon Body 3 first began shipping September 2019, and represents our first camera that supports GPS-enabled location services and LTE-communications capability.
o	Buying trends indicate that customers buying Axon Body 3 are doing so because of the value-added features such as LTE and GPS, which we believe indicates solid product-market fit with our latest generation camera. We expect location-based services, enabled by the body camera, to become standard across a number of major cities over the next 18 to 24 months, seeding the market for greater use of our real-time operations platform and communications suite of tools.
●	Axon Fleet 3 with ALPR trending toward successful launch:
o	We remain confident that our next-generation in-car video system will be a disruptive game-changer. In recent weeks, we have installed Axon Fleet 3 engineering validation test systems to begin field testing and we expect Fleet 3 sales to start contributing to growth next year.
o	We intend to make it easier and more cost effective for police departments to deploy a network of fixed and mobile automated license plate reader (ALPR) sensors by integrating and bundling Flock Safety’s solution alongside our upcoming Axon Fleet 3 in-car solution. Axon is re-inventing the traditional ALPR model by leveraging AI to reduce cost, making it affordable for police departments to deploy ALPR in every vehicle. And unlike traditional systems, Axon is ethically designing its ALPR solution from the ground up to improve data security, transparency and privacy relative to historical legacy solutions.
●	Successful follow-on offering completed:
o	We want to thank our new and existing shareholders who participated in our recent follow-on offering. In mid-June, Axon raised just over $300 million at $92 per share, which enabled us to fortify our balance sheet, strengthen our relationships with existing shareholders and provide an opportunity for new investors to join us on the next leg of our growth journey. We finished Q2 2020 with more than $675 million in cash and investments, and zero debt.

Summary of Q2 2020 results:

●	Revenue of $141 million grew 26% year over year, with strength being driven by our body camera and cloud software solutions (Software and Sensors segment revenue grew 37%) and increased momentum outside of the US (international revenue grew 80% year over year to a quarterly record of $34 million).
●	Gross margin of 62.4% was the highest it has been since Q3 2018, driven by improved yields on TASER 7 and our highest-ever mix of high-margin cloud software revenue, which was 30% of the total in the quarter. We expect gross margin in Q3 2020 to be approximately 700 basis points lower on a sequential basis, as we fulfill several large shipments of lower-margin body camera hardware to large major city customers.
●	Operating expenses of $102 million included $34 million in stock-based compensation expense and $4 million in costs related to FTC litigation. (An update on the FTC litigation is below, under “Update on Legal Matters.”)
o	SG&A included $27 million in stock-based compensation expense, including nearly $11 million in “catch up” expense. R&D included $6 million in stock-based compensation expense, including $1 million in “catch up” expense. Excluding stock-based compensation expense, operating expenses declined 1% sequentially.
o	The “catch up” expense is tied to Axon’s CEO Performance Award and eXponential Stock Performance Plan (“XSPP”), for which two additional operational goals became probable of attainment during Q2 2020 due to our strengthened outlook, bringing the total number of operational goals that are statistically probable to eleven.
o	For more details about Axon’s innovative stock-based compensation plans, which were approved by shareholders and align the interests of management and employees with shareholders, please see our online FAQ at investor.axon.com.
●	GAAP EPS was ($0.51); and Non-GAAP EPS was ($0.01).
o	GAAP EPS includes the “catch-up” stock-based compensation expense referred to above.
o	Both GAAP EPS of ($0.51) and Non-GAAP EPS of ($0.01) include $19 million, or $0.31 per share, of income tax expense.
o	Our income or loss before taxes has diverged widely from our taxable income, largely due to differences between GAAP accounting and tax treatment for stock-based compensation expense, the most significant of which is driven by the large stock-based compensation expense associated with the CEO Performance Award. When those options vest and are subsequently exercised in future periods, IRS limitations will prevent us from deducting large portions of today’s stock-based compensation expense on those future tax returns. This difference between GAAP and IRS treatment of stock-based compensation expense is the primary factor driving our large effective tax rate for year-to-date 2020.
●	Quarterly Adjusted EBITDA grew 142% year over year. Adjusted EBITDA of $28 million represented a 20% margin on revenue, and delivered a 57% incremental contribution margin on revenue when compared with Q2 2019.
●	Cash and cash equivalents and investments totaled $687 million at June 30, 2020, or $676 million after adjusting for an investment payable of $20 million, which net of receivables was $10 million.
o	Uses of cash in the second quarter included $35 million tied to building up hardware inventory, which helped us respond to strong product demand while preparing us to stagger factory work schedules due to COVID-19, and $7 million tied to selling long-term hardware subscriptions, which results in recognizing revenue when we deliver hardware to our customers ahead of invoicing for the full value of that hardware.
◾	As we indicated in May, our elevated inventory build over the course of 2020 is a proactive approach to building safety stock in an effort to minimize shipping disruptions. We are committed to working through COVID-19 supply chain challenges as they arise to support our customers and deliver mission critical equipment.
◾	Finished goods inventory totaled $45 million at second quarter end, including $9 million of Axon Body 3 cameras and associated hardware due for customer shipments in the back half.
o	Accounts payable of $40 million included the above mentioned $20 million payable, which settled in early July.
●	Axon has zero debt.

Financial commentary by segment:

TASER:

	THREE MONTHS ENDED			CHANGE
	30 JUN 2020	31 MAR 2020	30 JUN 2019	QoQ		YoY
	(in thousands)
Net sales	$70,490	$75,895	$60,572	(7.1)%		16.4%
Gross margin	61.4%	60.1%	59.9%	130	bp	150	bp

●	TASER segment revenue of $70 million grew 16% year-over-year due to strength in TASER 7 units and international demand for our legacy, two-shot weapon.
●	Gross margin increased to 61.4% due to improvements to the production process and our ability to drive better yields. Gross margin improvement was offset by about $760,000, or about 100 basis points, of COVID-19 related manufacturing overhead and other precautionary measures to keep our workers safe. These measures included staggered shifts, an on-site nurse, hazard pay, extra cleaning and paying manufacturing employees who did not work, either due to belonging to a high risk group or to reduce the number of people in our production facility to ensure adequate spacing and physical distancing.

Software & Sensors:

	THREE MONTHS ENDED			CHANGE
	30 JUN 2020	31 MAR 2020	30 JUN 2019	QoQ		YoY
	(in thousands)
Axon Cloud net sales	$41,891	$39,154	$31,822	7.0%		31.6%
Axon Cloud gross margin	77.9%	75.3%	73.0%	260	bp	490	bp

Sensors and Other net sales	$28,878	$32,113	$19,968	(10.1)%		44.6%
Sensors and Other gross margin	42.6%	42.0%	30.1%	60	bp	1,250	bp

●	Axon Cloud revenue grew 32% year over year, and for the first time, represented 30% of total company revenue.
●	Axon Cloud gross margin of 77.9% includes some low-to-no margin professional services that support new installations for SaaS customers. The software-only revenue in this segment, which includes cloud storage and compute costs, has consistently carried a gross margin above 80%. We expect a slightly higher mix of lower margin professional services in Q3 2020.
●	Sensors & Other revenue grew 45% in the quarter on strong demand for Axon Body 3 cameras. Revenue declined sequentially, which we anticipated following stronger-than-expected performance in Q1 2020.
●	Sensors & Other gross margin was 42.6%. As a reminder, we manage toward a 25% gross margin for camera and sensors hardware, and the gross margin will fluctuate quarter to quarter depending on the customer mix. In Q3 2020, we expect gross margin on devices to be about 15%, due to Axon Body 3 shipments to our largest customers.

Forward-looking performance indicators:

	30 JUN 2020	31 MAR 2020	31 DEC 2019	30 SEP 2019	30 JUN 2019
	($ in thousands)
Annual recurring revenue (1)	$183,498	$173,919	$161,277	$141,540	$129,452
Net revenue retention (2)	119%	119%	121%	*	*
Total company future contracted revenue	$1,340,000	$1,274,000	$1,230,000	$1,130,000	$1,050,000
Percentage of TASER devices sold on a recurring payment plan	46%	43%	58%	55%	60%

(1)	Monthly recurring license, integration, warranty, and storage revenue annualized.
(2)	Refer to “statistical definitions” below.

*       Not disclosed.

●	Annual Recurring Revenue grew 42% year over year to $183 million.
●	Net revenue retention was 119% in the quarter. We drive adoption of our cloud software solutions through integrated bundling. We are seeing major cities upgrading their subscriptions at individual net dollar retention rates of 150% to 300% to take advantage of our growing suite of productivity and digital evidence management tools. Because our agency customers often sign up for five to ten-year subscriptions, we experience low annual churn. This SaaS metric purposely excludes the hardware portion of customer subscriptions. We further define this metric under “Statistical Definitions.”
●	Total company future contracted revenue grew to $1.34 billion. This amount is limited to revenue from arrangements that meet the definition of a contract under Topic 606 as of June 30, 2020. We expect to recognize between 20% to 25% of this balance over the next 12 months and generally expect the remainder to be recognized over the following five to seven years, subject to risks related to delayed deployments, budget appropriation or other contract cancellation clauses.
●	The percentage of TASER devices sold on a subscription rose to 46% in the quarter, with a domestic attach rate to subscriptions of 59%.

Current market trends and outlook:

The following forward-looking statements reflect Axon’s expectations as of August 6, 2020, and are subject to substantial uncertainty due to the COVID-19 pandemic.

What we’re seeing in the market:

We executed well through a challenging second quarter — while demand for our products remained robust, US domestic customers often lacked bandwidth to make purchasing decisions as they focused on personnel outages due to COVID-19, employee safety and caution about uncertain budgets. Even with these challenges, Q2 2020 revenue was generally in line with our pre-pandemic expectation.

Total company quarterly bookings in Q2 2020 on contracts of five years or fewer were flat year-over year, with domestic bookings down 6% and international bookings up 36%. Domestic body camera bookings grew 13% in the quarter, with domestic COVID-19-related purchasing delays largely affecting only the TASER segment.

Bookings in Q2 were strongest, on a year-over-year percentage growth basis, in international TASER and domestic Fleet, demonstrating our ability to diversify our exposure to new geographies and product segments. We are seeing the benefits of investing in geographic and customer diversity this year, especially as we realize increasing orders from corrections departments and international markets, including UK, Australia, Canada and new markets including Indonesia, Brazil, Panama, Thailand, India and Chile, to name a few.

In the first weeks of Q3 2020, TASER and body camera bookings are trending ahead of April. We have a loaded pipeline for our back half and we are expecting a strong Q3 2020 and even stronger Q4 2020 — tracking toward the range we gave at the start of the year.

We also have a strong pipeline of Officer Safety Plan 7+ opportunities that we expect to close in the next six months. As a reminder, OSP 7+ is our highest value bundle at $229 per officer per month for five years, and includes TASER 7, Axon Body 3 camera and a host of cloud software productivity and digital evidence management services, including Axon Records.

Update on formal guidance:

For the third quarter 2020, we are managing toward revenue growth of approximately 15% year over year, supporting an Adjusted EBITDA margin of approximately 12%. (Q3 2020 EBITDA margin will be affected by expected shipments of lower-margin body cameras to our largest customers.)

We expect our diluted share count in Q3 2020 to be approximately 64.5 million shares.

In light of macro uncertainties, we are maintaining the decision we made last quarter to refrain from providing formal full year guidance. The impact of COVID-19 remains fluid, and we are monitoring state and local mandates as we approach the fall. Shut-down activity could bring renewed caution from police departments on budgeting. Thus, while our bookings are trending in a positive direction, COVID-19 risk remains. We are not seeing changes in buying activity due to police defunding concerns. We have seen some anecdotal acceleration of body camera buying decisions due to agencies wishing to provide transparency to their communities.

Internal estimates & visibility:

At this time, our best estimate for our 2020 performance remains in line with our previously issued guidance, but there is enough uncertainty in how the current crisis will affect our customers that we don’t feel that our internal estimates should be considered formal guidance.

Axon remains confident in its long-term, multi-year outlook, and we firmly believe we will emerge from 2020 even stronger. Our confidence is supported by our strong first half 2020 performance and the state of our current pipeline, which remains robust and is more geographically diverse than ever.

While our contracts are subject to appropriations risk, at this point in time, the revenue realized in 1H 2020 plus the recurring revenue under contract for the remaining two quarters gives Axon visibility into approximately 65% of the midpoint of the previously issued full-year revenue guidance range of $615 million to $625 million.

Axon’s mission to protect life and drive transparency and accountability in policing has motivated us for more than a decade. Whether these issues are in the foreground of national attention as they are today, or in the background, they’ve always been important to society, and to us. We’re privileged to be working on solutions to some of society’s most entrenched challenges.

Signed,

Rick Smith, CEO

Luke Larson, President

Jawad Ahsan, CFO

Quarterly conference call and webcast

We will host our Q2 2020 earnings conference call on Thursday, August 6 at 2 p.m. PT / 5 p.m. ET.

The webcast will be available via a link on Axon's investor relations website at https://investor.axon.com (https://investor.axon.com/), or can be accessed directly via https://axon.zoom.us/j/92337281166.

Statistical Definitions

Dollar-based net revenue retention is an important metric to measure our ability to retain and expand our relationships with existing customers. We calculate it as the software and camera warranty subscription and support revenue from a base set of agency customers from which we generated Axon Cloud subscription revenue in the last month of a quarter divided by the software and camera warranty subscription and support revenue from the year-ago month of that same customer base. This calculation includes high-margin warranty but purposely excludes the lower-margin hardware subscription contingent of the customer contracts, as it is meant to be a SaaS metric that we use to monitor the health of the recurring revenue business we are building. This calculation also excludes the implied monthly revenue contribution of customers that were added since the year-ago quarter, and therefore excludes the benefit of new customer acquisition. The metric includes customers, if any, that terminated during the annual period, and therefore, this metric is inclusive of customer churn. This metric is downwardly adjusted to account for the effect of phased deployments -- meaning that for the year-ago period, we consider the total contractually obligated implied monthly revenue amount, rather than monthly revenue amounts that might have been in actuality smaller on a GAAP basis due to the customer not having yet fully deployed their Axon solution.

For more information relative to our revenue recognition policies, please reference our SEC filings.

Non-GAAP Measures

To supplement the Company’s financial results presented in accordance with GAAP, we present the non-GAAP financial measures of EBITDA, Adjusted EBITDA, Non-GAAP Net Income, Non-GAAP Diluted Earnings Per Share and Free Cash Flow. The Company’s management uses these non-GAAP financial measures in evaluating the Company’s performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented herein.

●	EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation and amortization.
●	Adjusted EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation, amortization, non-cash stock-based compensation expense and pre-tax certain other items (described below).
●	Non-GAAP Net Income (Most comparable GAAP Measure: Net income) - Net income excluding the costs of non-cash stock-based compensation and excluding pre-tax certain other items, including, but not limited to, net gain/loss/write-down/disposal/abandonment of property, equipment and intangible assets; loss on impairment; and costs related to business acquisitions. The Company tax-effects non-GAAP adjustments using the blended statutory federal and state tax rates for each period presented.
●	Non-GAAP Diluted Earnings Per Share (Most comparable GAAP Measure: Earnings Per share) - Measure of Company’s Non-GAAP Net Income divided by the weighted average number of diluted common shares outstanding during the period presented.
●	Free Cash Flow (Most comparable GAAP Measure: Cash flow from operating activities) - cash flows provided by operating activities minus purchases of property and equipment, intangible assets and cash flows related to business acquisitions and other equity investments.

Caution on Use of Non-GAAP Measures

Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company’s operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

●	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company’s GAAP financial measures;
●	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company’s GAAP financial measures;
●	these non-GAAP financial measures should not be considered to be superior to the Company’s GAAP financial measures; and
●	these non-GAAP financial measures were not prepared in accordance with GAAP or under a comprehensive set of rules or principles.

Further, these non-GAAP financial measures may be unique to the Company, as they may be different from similarly titled non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company’s results to the results of other companies.

About Axon

Axon is the global leader in connected public safety technologies. We are a mission-driven company whose overarching goal is to protect life. Our vision is a world where bullets are obsolete, where social conflict is dramatically reduced, where everyone has access to a fair and effective justice system and where racial equity, diversity and inclusion is centered in all of our work. Axon is also a leading provider of body cameras for US law enforcement, providing more transparency and accountability to communities than ever before.

You may learn about our Environmental, Social, and Governance (ESG) and Corporate Social Responsibility (CSR) efforts by reading our ESG disclosure at investor.axon.com.

We work hard for those who put themselves in harm's way for all of us. More than 236,000 lives and countless dollars have been saved with the Axon network of devices, apps and people. Learn more at www.axon.com or by calling (800) 978-2737. Axon is a global company with headquarters in Scottsdale, Ariz. and global software engineering hub in Seattle, Wash., as well as additional offices in Australia, Canada, Finland, Vietnam, the UK and the Netherlands.

Allergan is a trademark of Allergan, Inc.; eBay is a trademark of eBay, Inc.; Facebook is a trademark of Facebook, Inc.; Harman is a trademark of Harman International Industries, Inc.; Honeywell is a trademark of Honeywell International, Inc.; Intellectual Ventures is a service mark of Penky LLC, LTE is a trademark of the European Telecommunications Standards Institute; Raytheon is a trademark of Raytheon Company; Twitter is a trademark of Twitter, Inc. and Zoom is a trademark of Zoom Video Communications, Inc. Axon, Axon Aware, Axon Evidence, Axon Records, Axon Standards, Axon Fleet, TASER, TASER 7, X2, Protect Life and the Delta Logo are trademarks of Axon Enterprise, Inc., some of which are registered in the US and other countries. For more information, visit www.axon.com/legal. © 2020 Axon Enterprise, Inc. All rights reserved.

Follow Axon here:

●	Axon on Twitter: https://twitter.com/axon_us
●	Axon on Facebook: https://www.facebook.com/Axon.ProtectLife/

Forward-looking statements

These forward-looking statements include, without limitation, statements regarding: the impact of the COVID-19 pandemic; proposed products and services and related development efforts and activities; expectations about the market for our current and future products and services; the impact of pending litigation; our outlook for 2020 with respect to revenue, legal expenses relating to the FTC litigation, stock compensation expense, and income tax rate; trends relating to subscription plan programs and revenues; our anticipation that contracts with governmental customers will be fulfilled; expected trends, including the benefits of, research and development investments; the sufficiency of our liquidity and financial resources; that we may repurchase our common stock; expectations about customer behavior; the impact on our investment portfolio of changes in interest rates; trends in the percentage of our revenues denominated in foreign currencies; our potential use of foreign currency forward and option contracts; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; statements of management’s strategies, goals and objectives and other similar expressions; as well as the ultimate resolution of financial statement items requiring critical accounting estimates, including those set forth in our Form 10-K for the year ended December 31, 2019. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. Words such as “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” and similar expressions, as well as statements in future tense, identify forward-looking statements. However, not all forward-looking statements contain these identifying words.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. The following important factors could cause actual results to differ materially from those in the forward-looking statements: the potential global impacts of the COVID-19 pandemic; our exposure to cancellations of government contracts due to appropriation clauses, exercise of a cancellation clause, or non-exercise of contractually optional periods; our ability to design, introduce and sell new products or features; our ability to defend against litigation and protect our intellectual property, and the resulting costs of this activity; our ability to manage our supply chain and avoid production delays, shortages, and impacts to expected gross margins; the impact of stock compensation expense, impairment expense, and income tax expense on our financial results; customer purchase behavior, including adoption of our software as a service delivery model; negative media publicity regarding our products; the impact of product mix on projected gross margins; defects in our products; changes in the costs of product components and labor; loss of customer data, a breach of security, or an extended outage, including our reliance on third party cloud-based storage providers; exposure to international operational risks; delayed cash collections and possible credit losses due to our subscription model; changes in government regulations in the U.S. and in foreign markets, especially related to the classification of our product by the United States Bureau of Alcohol, Tobacco, Firearms and Explosives and to evolving regulations surrounding privacy and data protection; our ability to integrate acquired businesses; our ability to attract and retain key personnel; and counter-party risks relating to cash balances held in excess of FDIC insurance limits. Many events beyond our control may determine whether results we anticipate will be achieved. Many events beyond our control may determine whether results we anticipate will be achieved. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements. Our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q list various important factors that could cause actual results to differ materially from expected and historical results. These factors are intended as cautionary statements for investors within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Readers can find them under the heading "Risk Factors" in the Annual Report on Form 10-K and in the Quarterly Report on Form 10-Q, and investors should refer to them. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8-K and 10-K reports to the SEC.

Update on Legal Matters:

Axon v. FTC

Axon continues to both vigorously prosecute its Federal court case against the FTC and defend the FTC's separate administrative action against the company. The FTC's administrative action had been stayed until July 7, 2020, due to the COVID-19 pandemic, but discovery has resumed and the administrative hearing is scheduled to begin on October 13, 2020. Separately, Axon's case against the FTC was dismissed on April 8, 2020, without prejudice, for lack of jurisdiction, holding that Axon must first bring its constitutional claims through the FTC's administrative process. Axon appealed that ruling to the Ninth Circuit Court of Appeals (No. 20-15662), which granted expedited consideration and held oral argument on July 17, 2020. Copies of Axon's Federal Court filings, including its most recent appellate brief, can be found on Axon's FTC Investor Briefing page at https://www.axon.com/ftc. In parallel to these matters, Axon is evaluating strategic alternatives to litigation, which Axon might pursue if determined to be in the best interests of shareholders and customers. This could include a divestiture of the Vievu entity and/or related assets. While Axon continues to believe the acquisition of Vievu in 2018 was lawful and a benefit to Vievu's customers, the cost, risk and distraction of protracted litigation merit consideration of settlement if achievable on terms agreeable to the FTC and

Axon. As of Q2 2020, Vievu software licenses represented approximately 4% of Axon’s annual recurring revenue of $183 million.

For investor relations information please contact Andrea James via email at IR@axon.com.

AXON ENTERPRISE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2020	31 MAR 2020	30 JUN 2019	30 JUN 2020	30 JUN 2019
Net sales from products	$98,755	$107,288	$80,391	$206,043	$168,480
Net sales from services	42,504	39,874	31,971	82,378	59,692
Net sales	141,259	147,162	112,362	288,421	228,172
Cost of product sales	43,825	48,884	38,220	92,709	77,820
Cost of service sales	9,257	9,670	8,582	18,927	15,875
Cost of sales	53,082	58,554	46,802	111,636	93,695
Gross margin	88,177	88,608	65,560	176,785	134,477
Operating expenses:
Sales, general and administrative	72,293	63,027	43,362	135,320	86,254
Research and development	29,560	26,381	23,493	55,941	46,847
Total operating expenses	101,853	89,408	66,855	191,261	133,101
Income (loss) from operations	(13,676)	(800)	(1,295)	(14,476)	1,376
Interest and other income, net	1,613	941	1,845	2,554	4,158
Income (loss) before provision for income taxes	(12,063)	141	550	(11,922)	5,534
Provision for (benefit from) income taxes	18,696	(3,933)	(188)	14,763	(1,623)
Net income (loss)	$(30,759)	$4,074	$738	$(26,685)	$7,157
Net income (loss) per common and common equivalent shares:
Basic	$(0.51)	$0.07	$0.01	$(0.44)	$0.12
Diluted	$(0.51)	$0.07	$0.01	$(0.44)	$0.12
Weighted average number of common and common equivalent shares outstanding:
Basic	60,346	59,609	59,187	59,977	59,051
Diluted	60,346	60,394	60,000	59,977	59,876

AXON ENTERPRISE, INC.

SEGMENT REPORTING

(Unaudited)

(dollars in thousands)

	THREE MONTHS ENDED			THREE MONTHS ENDED			THREE MONTHS ENDED
	30 JUN 2020			31 MAR 2020			30 JUN 2019
		Software			Software			Software
		and			and			and
	TASER	Sensors	Total	TASER	Sensors	Total	TASER	Sensors	Total
Net sales from products (1)	$69,877	$28,878	$98,755	$75,175	$32,113	$107,288	$60,423	$19,968	$80,391
Net sales from services (2)	613	41,891	42,504	720	39,154	39,874	149	31,822	31,971
Net sales	70,490	70,769	141,259	75,895	71,267	147,162	60,572	51,790	112,362
Cost of product sales	27,242	16,583	43,825	30,248	18,636	48,884	24,262	13,958	38,220
Cost of service sales	—	9,257	9,257	—	9,670	9,670	—	8,582	8,582
Cost of sales	27,242	25,840	53,082	30,248	28,306	58,554	24,262	22,540	46,802
Gross margin	43,248	44,929	88,177	45,647	42,961	88,608	36,310	29,250	65,560
Gross margin %	61.4%	63.5%	62.4%	60.1%	60.3%	60.2%	59.9%	56.5%	58.3%

Research and development	3,762	25,798	29,560	3,032	23,349	26,381	3,087	20,406	23,493

	SIX MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2020			30 JUN 2019
		Software			Software
		and			and
	TASER	Sensors	Total	TASER	Sensors	Total
Net sales from products (1)	$145,052	$60,991	$206,043	$125,724	$42,756	$168,480
Net sales from services (2)	1,333	81,045	82,378	239	59,453	59,692
Net sales	146,385	142,036	288,421	125,963	102,209	228,172
Cost of product sales	57,490	35,219	92,709	47,540	30,280	77,820
Cost of service sales	—	18,927	18,927	—	15,875	15,875
Cost of sales	57,490	54,146	111,636	47,540	46,155	93,695
Gross margin	88,895	87,890	176,785	78,423	56,054	134,477
Gross margin %	60.7%	61.9%	61.3%	62.3%	54.8%	58.9%

Research and development	6,794	49,147	55,941	6,799	40,048	46,847

(1)	Software and Sensors “products” revenue consists of sensors, including on-officer body cameras, Axon Fleet cameras, other hardware sensors, warranties on sensors, and other products, and is sometimes referred to as Sensors and Other revenue.
(2)	Software and Sensors “services” revenue comprises sales related to the Axon Cloud, which includes Axon Evidence, cloud-based evidence management software revenue, other recurring cloud-hosted software revenue and related professional services, and is sometimes referred to as Axon Cloud revenue.

AXON ENTERPRISE, INC.

UNIT SALES STATISTICS

(Unaudited)

Units in whole numbers

	THREE MONTHS ENDED				SIX MONTHS ENDED
	30 JUN	30 JUN	Unit	Percent	30 JUN	30 JUN	Unit	Percent
	2020	2019	Change	Change	2020	2019	Change	Change
TASER 7	9,014	8,135	879	10.8%	20,444	16,970	3,474	20.5%
TASER X26P	7,658	9,493	(1,835)	(19.3)	18,661	24,478	(5,817)	(23.8)
TASER X2	13,100	9,759	3,341	34.2	23,578	19,620	3,958	20.2
TASER Pulse	5,429	3,631	1,798	49.5	8,690	4,884	3,806	77.9
Cartridges	715,268	606,220	109,048	18.0	1,588,632	1,222,737	365,895	29.9
Axon Body	35,066	20,346	14,720	72.3	74,930	46,194	28,736	62.2
Axon Flex	1,964	3,508	(1,544)	(44.0)	5,038	7,099	(2,061)	(29.0)
Axon Fleet	2,327	2,441	(114)	(4.7)	5,003	4,176	827	19.8
Axon Dock	4,634	3,408	1,226	36.0	9,931	8,402	1,529	18.2
TASER Cam	794	1,716	(922)	(53.7)	2,308	3,457	(1,149)	(33.2)

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

Dollars in thousands

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2020	31 MAR 2020	30 JUN 2019	30 JUN 2020	30 JUN 2019
EBITDA and Adjusted EBITDA:
Net income (loss)	$(30,759)	$4,074	$738	$(26,685)	$7,157
Depreciation and amortization	2,930	2,881	2,687	5,811	5,487
Interest expense	5	7	17	12	23
Investment interest income	(1,499)	(693)	(1,630)	(2,192)	(3,633)
Provision for (benefit from) income taxes	18,696	(3,933)	(188)	14,763	(1,623)
EBITDA	$(10,627)	$2,336	$1,624	$(8,291)	$7,411

Adjustments:
Stock-based compensation expense	$33,835	$20,195	$8,627	$54,030	$16,532
Transaction costs related to investment in unconsolidated affiliate	90	833	—	923	—
Loss on disposal and abandonment of intangible assets	100	13	—	113	18
Loss on disposal and impairment of property and equipment, net	788	517	1,321	1,305	1,563
Costs related to FTC litigation	3,834	6,135	—	9,969	—
Adjusted EBITDA	$28,020	$30,029	$11,572	$58,049	$25,524
Net income (loss) as a percentage of net sales	(21.8)%	2.8%	0.7%	(9.3)%	8.9%
Adjusted EBITDA as a percentage of net sales	19.8%	20.4%	10.3%	20.1%	11.2%

Stock-based compensation expense:
Cost of product and service sales	$836	$590	$237	$1,426	$463
Sales, general and administrative	26,766	14,970	4,941	41,736	9,622
Research and development	6,233	4,635	3,449	10,868	6,447
Total	$33,835	$20,195	$8,627	$54,030	$16,532

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - continued

(Unaudited)

Dollars in thousands

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2020	31 MAR 2020	30 JUN 2019	30 JUN 2020	30 JUN 2019
Non-GAAP net income:
GAAP net income (loss)	$(30,759)	$4,074	$738	$(26,685)	$7,157
Non-GAAP adjustments:
Stock-based compensation expense	33,835	20,195	8,627	54,030	16,532
Loss on disposal and abandonment of intangible assets	100	13	—	113	18
Loss on disposal and impairment of property and equipment, net	788	517	1,321	1,305	1,563
Transaction costs related to investment in unconsolidated affiliate	90	833	—	923	—
Costs related to FTC litigation	3,834	6,135	—	9,969	—
Income tax effects	(8,530)	(7,837)	(2,517)	(16,367)	(4,583)
Non-GAAP net income	$(642)	$23,930	$8,169	$23,288	$20,687

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2020	31 MAR 2020	30 JUN 2019	30 JUN 2020	30 JUN 2019
Non-GAAP diluted earnings per share:
GAAP diluted earnings per share	$(0.51)	$0.07	$0.01	$(0.44)	$0.12
Non-GAAP adjustments:
Stock-based compensation expense	0.56	0.33	0.14	0.89	0.28
Loss on disposal and abandonment of intangible assets	0.00	0.00	-	0.00	0.00
Loss on disposal and impairment of property and equipment, net	0.01	0.01	0.02	0.02	0.03
Transaction costs related to investment in unconsolidated affiliate	0.00	0.01	-	0.02	-
Costs related to FTC litigation	0.06	0.10	-	0.16	-
Income tax effects	(0.14)	(0.13)	(0.04)	(0.27)	(0.08)
Non-GAAP diluted earnings per share (1)	$(0.01)	$0.40	$0.14	$0.38	$0.35

Weighted average number of diluted common and common equivalent shares outstanding (in thousands)	60,346	60,394	60,000	60,671	59,876

(1)	The per share calculations for GAAP net income, Non-GAAP adjustments and Non-GAAP diluted earnings per share are each computed independently. Per share amounts may not sum due to rounding.

AXON ENTERPRISE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	30 JUN 2020	31 DEC 2019
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$319,253	$172,250
Short-term investments	237,980	178,534
Accounts and notes receivable, net	154,253	146,878
Contract assets, net	50,799	38,102
Inventory, net	81,010	38,845
Prepaid expenses and other current assets	42,429	34,866
Total current assets	885,724	609,475

Property and equipment, net	45,386	43,770
Deferred tax assets, net	34,142	27,688
Intangible assets, net	11,146	12,771
Goodwill	24,905	25,013
Long-term investments	129,580	45,499
Long-term notes receivable, net of current portion	26,115	31,598
Long-term contract assets, net	12,108	9,644
Other assets	63,806	40,181
Total assets	$1,232,912	$845,639

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	40,105	25,874
Accrued liabilities	64,467	45,001
Current portion of deferred revenue	129,518	117,864
Customer deposits	3,858	2,974
Other current liabilities	4,882	3,853
Total current liabilities	242,830	195,566

Deferred revenue, net of current portion	83,150	87,936
Liability for unrecognized tax benefits	4,445	3,832
Long-term deferred compensation	3,990	3,936
Deferred tax liability	447	354
Other long-term liabilities	28,237	10,520
Total liabilities	363,099	302,144

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	883,609	528,272
Treasury stock	(155,947)	(155,947)
Retained earnings	144,940	172,265
Accumulated other comprehensive loss	(2,790)	(1,096)
Total stockholders’ equity	869,813	543,495
Total liabilities and stockholders’ equity	$1,232,912	$845,639

AXON ENTERPRISE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2020	31 MAR 2020	30 JUN 2019	30 JUN 2020	30 JUN 2019
Cash flows from operating activities:
Net income (loss)	$(30,759)	$4,074	$738	$(26,685)	$7,157
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,930	2,881	2,687	5,811	5,487
Loss on disposal and abandonment of intangible assets	100	13	—	113	18
Loss on disposal and impairment of property and equipment, net	788	517	1,321	1,305	1,563
Stock-based compensation	33,835	20,195	8,627	54,030	16,532
Deferred income taxes	(4,604)	(1,548)	(1,888)	(6,152)	(1,311)
Unrecognized tax benefits	271	341	306	612	613
Other noncash, net	1,440	1,156	926	2,596	1,822
Provision for expected credit losses	(244)	902	—	658	—
Change in assets and liabilities:
Accounts and notes receivable and contract assets	325	(9,700)	10,988	(9,375)	(11,006)
Inventory	(34,641)	(8,630)	(3,579)	(43,271)	(7,515)
Prepaid expenses and other assets	(10,828)	2,277	(2,609)	(8,551)	(5,761)
Accounts payable, accrued liabilities and other liabilities	20,270	(3,562)	(9,468)	16,708	(16,752)
Deferred revenue	725	4,499	3,345	5,224	6,577
Net cash provided by (used in) operating activities	(20,392)	13,415	11,394	(6,977)	(2,576)
Cash flows from investing activities:
Purchases of investments	(193,085)	(99,512)	(36,670)	(292,597)	(141,992)
Proceeds from call / maturity of investments	74,355	84,315	25,319	158,670	25,319
Purchases of property and equipment	(5,342)	(2,209)	(2,590)	(7,551)	(7,861)
Purchases of intangible assets	(66)	(45)	(182)	(111)	(344)
Proceeds of disposal from property and equipment	—	78	—	78	—
Investment in unconsolidated affiliate	—	(4,700)	—	(4,700)	—
Net cash used in investing activities	(124,138)	(22,073)	(14,123)	(146,211)	(124,878)
Cash flows from financing activities:
Net proceeds from equity offering	306,779	—	—	306,779	—
Proceeds from options exercised	267	28	4	295	104
Income and payroll tax payments for net-settled stock awards	(577)	(5,190)	(873)	(5,767)	(2,132)
Net cash provided by (used in) financing activities	306,469	(5,162)	(869)	301,307	(2,028)
Effect of exchange rate changes on cash and cash equivalents	775	(1,890)	(319)	(1,115)	(252)
Net increase (decrease) in cash and cash equivalents and restricted cash	162,714	(15,710)	(3,917)	147,004	(129,734)
Cash and cash equivalents, beginning of period	156,645	172,355	225,210	172,355	351,027
Cash and cash equivalents, end of period	$319,359	$156,645	$221,293	$319,359	$221,293

AXON ENTERPRISE, INC.

SELECTED CASH FLOW INFORMATION

(Unaudited)

(in thousands)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2020	31 MAR 2020	30 JUN 2019	30 JUN 2020	30 JUN 2019
Net cash provided by (used in) operating activities	$(20,392)	$13,415	$11,394	$(6,977)	$(2,576)
Purchases of property and equipment	(5,342)	(2,209)	(2,590)	(7,551)	(7,861)
Purchases of intangible assets	(66)	(45)	(182)	(111)	(344)
Investment in unconsolidated affiliate	—	(4,700)	—	(4,700)	—
Free cash flow, a non-GAAP measure	$(25,800)	$6,461	$8,622	$(19,339)	$(10,781)

AXON ENTERPRISE, INC.

SUPPLEMENTAL TABLES

(in thousands)

	30 JUN 2020	31 DEC 2019
	(Unaudited)
Cash and cash equivalents	$319,253	$172,250
Short-term investments	237,980	178,534
Long-term investments	129,580	45,499
Investment payable, net of receivable	(10,400)	—
Total cash and cash equivalents and investments, net	$676,413	$396,283